Spinnaker ETF Series 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Spinnaker ETF Series and to the use of our report dated June 24, 2026 on the financial statements and financial highlights of Genter Capital Dividend Income ETF, Genter Capital International Dividend ETF, Genter Capital Municipal Quality Intermediate ETF, and Genter Capital Taxable Quality Intermediate ETF, appearing in Form N-CSR for the year ended April 30, 2026, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 28, 2026